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                                    EXHIBIT 99.2


                        CHILDREN'S BROADCASTING CORPORATION
                         ANNOUNCES STOCK REPURCHASE PROGRAM


MINNEAPOLIS, Sept. 14.  Children's Broadcasting Corporation ("CBC") (Nasdaq:
AAHS) announced today that its board of directors has authorized a stock repurchase program pursuant to which up to 400,000 shares of CBC's common stock may be repurchased. Pursuant to the program, CBC has acquired 385,000 shares, or approximately 5.6% of its outstanding common stock, at an average cost per share of approximately $3.187, including commissions. Repurchased shares are considered authorized but unissued. Following the repurchases to date, CBC had 6,484,004 shares of common stock issued and outstanding.

Christopher T. Dahl, CBC's president and chief executive officer, stated that the board of directors believes the repurchase program reflects CBC's opinion that its common stock is undervalued in the market and represents a good investment.

CBC, the creator of Aahs World Radio (SM), is the owner of 44.1% of the outstanding shares of Harmony Holdings, Inc. (Nasdaq: HAHO), one of the largest television commercial production companies in the United States.

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